Exhibit 10.41

BANKNORTH, N.A.	REAL ESTATE
PROMISSORY NOTE

$8,000,000.00	August 24, 2004

FOR VALUE RECEIVED, the undersigned Brookstone Company, Inc. (the “Borrower”), a New Hampshire corporation having a principal place of business at One Innovation Way, Merrimack, New Hampshire, hereby promises to pay to the order of Banknorth, N.A. (hereinafter, with any subsequent holder, the “Bank”), at the office of the Bank located at 7 New England Executive Park, Burlington, Massachusetts, the sum of EIGHT MILLION DOLLARS ($8,000,000.00), with interest on the unpaid principal balance of the within Note as more fully set forth herein. The outstanding principal of this Note shall accrue interest, at the Borrower’s option, from time to time, as set forth herein, at either (a) a variable per annum rate of interest equal to the Prime Rate (as defined below) (during which periods, this Note shall be deemed a “Prime Rate Loan”), or (b) a fixed per annum rate of interest equal to the aggregate of LIBOR (as defined below) plus the Applicable Margin (as defined below) (during which periods, this Note shall be deemed a “LIBOR Rate Loan”). At any time after the date hereof, so long as there has then occurred no Event of Default hereunder, the Borrower may choose to fix the interest rate payable hereon on all or a portion of the principal balance by notifying the Bank in writing of its choice to fix the interest rate by executing an International SWAP Dealers Association, Inc. Master Agreement (the “Master Swap Agreement”) for a period to expire on August 24, 2014. The definitions, terms, covenants and conditions of the Master Swap Agreement shall be hereby incorporated by reference herein, including all such terms as relate to indemnification by the Borrower of the Bank’s credit risk due to “Early Termination” events. The formula for calculating damages in the event of any Early Termination event in a swap arrangement shall be as set forth in the Master Swap Agreement.

This Note has been executed and delivered in accordance with that certain Real Estate Loan Agreement (the “Loan Agreement”) of even date by and between the Borrower and the Bank. The Loan Agreement sets forth further terms and conditions upon which the entire unpaid principal hereof and all interest hereon may become due and payable, and generally as to further rights of the Bank and due of the Borrower with respect hereto. Neither this reference to the Loan Agreement nor any provision thereof, shall affect or impair the absolute and unconditional obligation of the Borrower to pay the principal and interest on the Note as provided herein.

PAYMENT OF PRINCIPAL AND INTEREST

Principal and interest shall be repaid as follows:

(a)	Interest shall be paid on each Interest Payment Date (as defined below).

(b)	Commencing September 24, 2004 and on the like day of each calendar month thereafter, the undersigned shall make one hundred twenty (120) monthly payments of principal, each in the amount of (Sixty-Six Thousand Six Hundred Sixty-Six Dollars and Sixty-Seven Cents) ($66,666.67).

In the event the Borrower opts into a Master Swap Agreement:

(c)	Commencing on the first day of the first month following such election, and on the like day of each calendar month thereafter, the undersigned shall make consecutive monthly payments of principal, (i) each in the amount as set forth on Exhibit A attached hereto, in the event that Borrower enters such Master Swap Agreement simultaneously herewith, or, (ii) if Borrower enters into a Master Swap Agreement subsequent to the date of this Note, each in the amount as set forth on a schedule provided by the Bank at the time Borrower enters into such Master Swap Agreement, in each case, each such monthly payment of principal is to be made together with interest then due and payable thereon.

In either event:

(d)	The entire outstanding principal balance hereof and all accrued and unpaid interest hereon shall be due and payable in full on August 24, 2014 (the “Maturity Date”).

All calculations of interest payments shall be made on the basis of an actual three hundred sixty-five/six (365/366)day year and the actual number of days elapsed.

After an Event of Default, the unpaid principal balance of this Note shall, at the option of the Bank, bear interest at a rate which is two (2) percentage points per annum greater than that which would otherwise be applicable.

The Bank may collect a late charge not to exceed two percent (2.00%) of any installment of interest or principal, or of any other amount due to the Bank which is not paid or reimbursed by the Borrower within fifteen (15) days of the due date thereof to defray the cost and extra expense involved in handling such delinquent payment and the increased risk of non-collection. All payments hereunder shall be adjusted in accordance with the Following Business Day Convention.

All payments made by the Borrower to the Bank should be in lawful money of the United States in immediately available funds. All payments shall be applied first to the payment of all fees, expenses and other amounts due to the Bank (excluding principal and interest), then to accrued interest, and the balance on account of outstanding principal; provided, however, that after default, payments will be applied to the obligations of Borrower to Bank as Bank determines in its sole discretion. The Bank is authorized, but not required, to charge principal and interest due on this Note and all other amounts due hereunder to any account of the Borrower when and as it becomes due.

PREPAYMENT

(a) The Borrower may prepay any Prime Rate Loan in whole or in part, at any time, without penalty or premium,

(b) At its option and upon four (4) days written notice to Bank, the Borrower may prepay any LIBOR Rate Loan in whole or in part from time to time without premium or penalty but with accrued interest on the principal being prepaid to the date of such repayment provided that such LIBOR Rate Loan may only be prepaid on the last Business Day of the then current Interest Period with respect thereto.

(c) Borrower shall have the right at any time and from time to time to prepay all or any portion of the principal owing under any LIBOR Rate Loan on a day that is other than the last Business Day of the then current Interest Period for such LIBOR Rate Loan if no Event of Default exists and, in such event, Borrower shall pay to the Bank a Yield Maintenance Fee in an amount computed as follows: The current rate for United States Treasury securities (bills on a discounted basis shall be converted to a bond equivalent) with a maturity date the last date of the then current Interest Period of the LIBOR Rate Loan, as applicable, as to which the prepayment is made, shall be subtracted from the “cost of funds” component of the fixed rate in effect at the time of prepayment. If the result is zero or a negative number, there shall be no Yield Maintenance Fee. If the result is a positive number, then the resulting percentage shall be multiplied by the amount of the principal balance being prepaid. The resulting amount shall be divided by 360 and multiplied by the number of days remaining in the Interest Period as to which the prepayment is made. Said amount shall be reduced to present value calculated by using the number of days remaining in the designated term and using the above referenced United States Treasury security rate and the number of days remaining in the term of the LIBOR Rate Loan as to which the prepayment is made. The resulting amount shall be the Yield Maintenance Fee due to Lender upon prepayment of such fixed rate loan. The term “cost of funds” means the per annum rate of interest which Bank is required to pay, or is offering to pay, for wholesale liabilities of like tenor, adjusted for reserve requirements and such other requirements as may be imposed by federal, state or local government and regulatory agencies, as determined by Bank.

If by reason of any Event of Default, the Bank elects to declare any LIBOR Rate Loan to be immediately due and payable, then any Yield Maintenance Fee with respect to the same shall become due and payable in the same manner as though Borrower had exercised such right of prepayment. The Borrower recognizes that the Bank will incur substantial additional costs and expenses including loss of yield and anticipated profitability in the event of a prepayment of any such LIBOR Rate Loan and that the Yield Maintenance Fee compensates Lender for such costs and expenses. The Borrower acknowledges that the Yield Maintenance Fee is bargained for consideration and not a penalty.

(d) If the Borrower has entered into a SWAP Agreement pursuant to and as a condition of Borrower’s selection of the LIBOR Rate interest rate option, prepayment shall be governed by the terms of the SWAP Agreement and without giving effect to the provisions of paragraphs (a), (b) and (c) above.

DEFINITIONS

For the purposes of this Note, capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Loan Agreement.

INTEREST RATE SELECTION

(a) Prime Rate Loans shall mature and become payable in full on the Maturity Date. LIBOR Rate Loans shall mature and become payable in full on the last day of the Interest Period relating to such LIBOR Rate Loan. Upon maturity, a LIBOR Rate Loan may be continued as a LIBOR Rate Loan for an additional Interest Period or may be converted to a Prime Rate Loan.

(b) By delivering a continuation/conversion notice to the Bank on or before 10:00 a.m., New York time, on a Business Day, the Borrower may from time to time irrevocably elect, on not less than two (2) nor more than five (5) Business Days’ notice, (i) that a Prime Rate Loan may be converted as of the day prior to the next Interest Payment Date relative to such Prime Rate Loan and to a LIBOR Rate Loan with an Interest Period as elected by the Borrower, or (ii) that a LIBOR Rate Loan be converted on the last day of an Interest Period into a LIBOR Rate Loan with a different Interest Period, or converted to a Prime Rate Loan, or continued on the last day of an Interest Period as a LIBOR Rate Loan with a similar Interest Period, provided,however, that no LIBOR Rate Loan may be converted to, or continued as, a LIBOR Rate Loan when any Default or Event of Default has occurred and is continuing, and no LIBOR Rate Loan may be converted to a LIBOR Rate Loan of a different duration if such LIBOR Rate Loan relates to any Hedging Obligations. In the absence of delivery of a continuation/conversion notice with respect to any LIBOR Rate Loan at least two (2) Business Days before the last day of the then current Interest Period with respect thereto, such LIBOR Rate Loan shall, subject to the foregoing limitations of this paragraph (b) and paragraph (c) below, on such last day, automatically be continued as a 30 day LIBOR Rate Loan.

(d) If the LIBOR Rate is unavailable for any reason whatsoever, the interest rate selected shall be deemed a Prime Rate Loan, and on the last day of the applicable Interest Period of any LIBOR Rate Loan, such LIBOR Rate Loan shall be deemed converted to a Prime Rate Loan.

(e) Without in any way limiting the Borrower’s obligation to confirm in writing any telephonic notice, the Bank may act without liability upon the basis of telephonic notice believed by the Bank in good faith to be from the Borrower prior to receipt of written confirmation. In each case, the Borrower waives the right to dispute the Bank’s record of the terms of such telephonic notice of rate selection in the absence of manifest error.

(f) The Borrower shall not be permitted to convert this Note to a LIBOR Rate Loan or continue any LIBOR Rate Loan for an additional Interest Period or fix the interest rate by executing a Master Swap Agreement after the occurrence of an Event of Default or during the continuance thereof.

OTHER TERMS

The Borrower shall not use the proceeds of this Note for purchasing or carrying any “margin stock” as such term is defined in Regulation U of the Board of Governors of the Federal Reserve System.

If, at any time, the rate of interest, together with all amounts which constitute interest and which are reserved, charged or taken by Bank as compensation for fees, services or expenses incidental to the making, negotiating or collection of the loan evidenced hereby, shall be deemed by any competent court of law, governmental agency or tribunal to exceed the maximum rate of interest permitted to be charged by the Bank to the Borrower, then, during such time as such rate of interest would be deemed excessive, that portion of each sum paid attributable to that portion of such interest rate that exceeds the maximum rate of interest so permitted shall be deemed a voluntary prepayment of principal.

If the Bank shall determine (a) (which determination shall, upon notice thereof to the Borrower be conclusive and binding on the Borrower) that the introduction of or any change in or in the interpretation of any law, rule, regulation or guideline, (whether or not having the force of law) makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for the Bank to make, continue or maintain any LIBOR Rate Loan as, or to convert any loan into, a LIBOR Rate Loan of a certain duration, the obligations of the Bank to make, continue, maintain or convert into any such LIBOR Rate Loan shall, upon such determination, forthwith be suspended until the Bank shall notify the Borrower that the circumstances causing such suspension no longer exist, and the LIBOR Rate Loan of such type shall automatically convert into a Prime Rate Loan at the end of the then current Interest Periods with respect thereto or sooner, if required by such law or assertion.

(b)	If the Bank shall have determined that:

(i)	US dollar deposits in the relevant amount and for the relevant Interest Period are not available to the Bank in the London interbank market;

(ii)	by reason of circumstances affecting the Bank in the London interbank, adequate means do not exist for ascertaining the LIBOR Rate applicable hereunder to LIBOR Rate Loan of any duration; or

(iii)	LIBOR no longer adequately reflects the Bank’s cost of funding loans; then, upon notice from the Bank to the Borrower, the obligations of the Bank under this Agreement to make or continue any Advance as a LIBOR Rate Loan shall forthwith be suspended until the Bank shall notify the Borrower that the circumstances causing such suspension no longer exist.

(c) The Borrower agrees to reimburse the Bank (without duplication) for any increase in the cost to the Bank, or reduction in the amount of any sum receivable by the Bank, in respect, or as a result of:

(i)	any conversion or repayment or prepayment of the principal amount of any LIBOR Rate Loan on a date other than the scheduled last day of the Interest Period applicable thereto, whether pursuant to Section 2.5, 3.2 or otherwise;

(ii)	any loans not being made as a LIBOR Rate Loan in accordance with the Loan Request thereof;

(iii)	[Intentionally Omitted]

(iv)	any costs associated with any Hedging Obligations that (in the reasonable determination of the Bank) are required to be terminated as a result of any conversion, repayment or prepayment of the principal amount of any LIBOR Rate

Loan on a date other than the scheduled last day of the Interest Period applicable thereto.

The Bank shall promptly notify the Borrower in writing of the occurrence of any such event, such notice to state, in reasonable detail, the reasons therefor and the additional amount required fully to compensate the Bank for such increased cost or reduced amount. Such additional amounts shall be payable by the Borrower to the Bank within thirty (30) days of its receipt of such notice, and such notice shall, in the absence of manifest error, be conclusive and binding on the Borrower. The Borrower understands, agrees and acknowledges the following: (i) the Bank does not have any obligation to purchase, sell and/or match funds in connection with the use of LIBOR Rate as a basis for calculating the rate of interest on a LIBOR Rate Loan, (ii) the LIBOR Rate may be used merely as a reference in determining such rate, and (iii) the Borrower has accepted the LIBOR Rate as a reasonable and fair basis for calculating such rate, the LIBOR Rate Prepayment Fee, and other funding losses incurred by the Bank. The Borrower further agree to pay the Yield Maintenance Fee whether or not the Bank elects to purchase, sell and/or match funds.

(d) If on or after the date hereof the adoption of any applicable law, rule or regulation or guideline (whether or not having the force of law), or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Bank with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:

(i)	shall subject the Bank to any tax, duty or other charge with respect to its LIBOR Rate Loans or its obligation to make LIBOR Rate Loans, or shall change the basis of taxation of payments to the Bank of the principal of or interest on its LIBOR Rate Loans or any other amounts due under this agreement in respect of its LIBOR Rate Loans or its obligation to make LIBOR Rate Loans (except for the introduction of, or change in the rate of, tax on the overall net income of the Bank or franchise taxes; or

(ii)	shall impose, modify or deem applicable any reserve, special deposit or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System of the United States) against assets of, deposits with or for the account of, or credit extended by, the Bank or shall impose on the Bank or on the London interbank market any other condition affecting its LIBOR Rate Loans or its obligation to make LIBOR Rate Loans;

and the result of any of the foregoing is to increase the cost to the Bank of making or maintaining any LIBOR Rate Loan, or to reduce the amount of any sum received or receivable by the Bank under this Agreement with respect thereto, by an amount deemed by the Bank to be material, Bank shall promptly provide notice thereof to Borrower andwithin fifteen (15) days after said notice by the Bank, the Borrower shall pay to the Bank such additional amount or amounts as will compensate the Bank for such increased cost or reduction.

(e) If any change in, or the introduction, adoption, effectiveness, interpretation, reinterpretation or phase-in of, any law or regulation, directive, guideline, decision or request (whether or not having the force of law) of any court, central bank, regulator or other governmental authority affects or would affect the amount of capital required or expected to be maintained by the Bank, or person controlling the Bank, and the Bank determines (in its sole and absolute discretion) that the rate of return on its or such controlling person’s capital as a consequence of its commitments or the loans made by the Bank is reduced to a level below that which the Bank or such controlling person could have achieved but for the occurrence of any such circumstance, then, Bank shall promptly provide notice thereof to the Borrower, and the Borrower shall immediately pay directly to the Bank additional amounts sufficient to compensate the Bank or such controlling person for such reduction in rate of return. A statement of the Bank as to any such additional amount or amounts (including calculations thereof in reasonable detail) shall, in the absence of manifest error, be conclusive and binding on the Borrower. In determining such amount, the Bank may use any method of averaging and attribution that it (in its sole and absolute discretion) shall deem applicable.

(f) All payments by the Borrower of principal of, and interest on, the LIBOR Rate Loans and all other amounts payable hereunder shall be made free and clear of and without deduction for any present or future Taxes. In the event that any withholding or deduction from any payment to be made by the Borrower hereunder is required in respect of any Taxes pursuant to any applicable law, rule or regulation, then the Borrower will

(i)	pay directly to the relevant authority the full amount required to be so withheld or deducted;

(ii)	promptly forward to the Bank an official receipt or other documentation satisfactory to the Bank evidencing such payment to such authority; and

(iii)	pay to the Bank such additional amount or amounts as is necessary to ensure that the net amount actually received by the Bank will equal the full amount the Bank would have received had no such withholding or deduction been required.

Moreover, if any Taxes are directly asserted against the Bank with respect to any payment received by the Bank hereunder, the Bank may pay such Taxes and the Borrower will promptly pay such additional amount (including any penalties, interest or expenses) as is necessary in order that the net amount received by the Bank after the payment of such Taxes (including any Taxes on such additional amount) shall equal the amount the Bank would have received had not such Taxes been asserted.

If the Borrower fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to the Bank the required receipts or other required documentary evidence, the Borrower shall indemnify the Bank for any incremental Taxes, interest or penalties that may become payable by the Bank as a result of any such failure.

Upon the happening of any Event of Default (as defined in the Agreement), the entire indebtedness with accrued interest thereon due under this Note, shall, at the option of the Bank, accelerate and become immediately due and payable without demand or notice of any kind.

Failure to exercise such option shall not constitute a waiver of the right to exercise the same in the event of any subsequent default. Further, the Borrower hereby agrees to pay all costs of collection including attorneys’ fees and disbursements incurred in connection with the Bank’s efforts to collect the indebtedness evidenced hereby.

The Borrower agrees to pay all taxes levied or assessed upon the outstanding principal against any holder of this Note and to pay all costs, including attorneys’ reasonable fees, costs relating to the appraisal and/or valuation of assets and all other costs and expenses incurred in the collection, protection, preservation, defense, administration or enforcement of this Note or any guaranty or endorsement of this Note or in any litigation arising out of the transactions of which this Note or any guaranty or endorsement of this Note is a part.

The Borrower agrees that no delay or failure on the part of the holder in exercising any power, privilege, remedy, option or right hereunder shall operate as a waiver thereof or of any other power, privilege, remedy or right; nor shall any single or partial exercise of any power, privilege, remedy, option or right hereunder preclude any other or future exercise thereof or the exercise of any other power, privilege, remedy, option or right. The rights and remedies expressed herein are cumulative, and may be enforced successively, alternately, or concurrently and are not exclusive of any rights or remedies which holder may or would otherwise have under the provisions of all applicable laws, and under the provisions of all agreements between the Borrower and the Bank.

The Borrower hereby waives demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note. The Borrower hereby assents to any extension or postponement of the time of payment or any other indulgence, to the addition or release of any party or person primarily or secondarily liable, and to the addition, release and/or substitution of all or any portion of any collateral now or hereafter securing this Note.

If any provision of this Note shall, to any extent, be held invalid or unenforceable, then only such provisions shall be deemed ineffective and the remainder of this Note shall not be affected.

Upon receipt of an affidavit of an officer of the Bank and indemnification as to the loss, theft, destruction or mutilation of the Note or any related agreement which is not of public record, and, in the case of any such loss, theft, destruction or mutilation, upon cancellation of such the Note or other related agreement, the Borrower will issue, in lieu thereof, a replacement Note or other agreement in the same principal amount thereof and otherwise of like tenor. The Note shall not be necessary to establish the indebtedness of the Borrower to the Bank on account of such loans, advances, and repayments.

The Bank may at any time pledge all or any portion of its rights hereunder including the Note or portion(s) thereof to any of the twelve (12) Federal Reserve Banks organized under Section 4 of the Federal Reserve Act, 12 United States Code, Section 341; but no such pledge or enforcement thereof shall release the Bank from its obligations hereunder.

The Bank shall not be required to marshal any present or future security for, or guarantees of, the Obligations or to resort to any such security or guarantee in any particular order and the Borrower waives to the fullest extent that it lawfully can, (a) any right it might have to require the Bank to pursue any particular remedy before proceeding against the Borrower, and (b) any right to the benefit of, or to direct the application of the proceeds of any collateral until the Obligations are paid in full.

The Borrower hereby waives diligence, demand, presentment for payment, notice of nonpayment, protest and notice of protest, and notice of any renewals or extensions of this Note, and all rights under any statute of limitations, and agree that the time for payment of this Note may be changed and extended at Bank’s sole discretion, without impairing its liability hereon, and further consents to the release of all or any part of the security for the payment hereof at the discretion of Bank, or the release of any party liable for this obligation without affecting the liability of the other parties hereto. Any delay on the part of the Bank in exercising any right hereunder shall not operate as a waiver of any such right, and any waiver granted for one occasion shall not operate as a waiver in the event of any subsequent default.

The Borrower hereby waives such rights as they may have to notice and/or hearing under any applicable federal or state laws pertaining to the exercise by the Bank of such rights as the Bank may have regarding the right to seek prejudgment remedies and/or deprive the Borrower or any guarantor of or affect the use of or possession or enjoyment of the Borrower’s property prior to the rendition of a final judgment against the Borrower. The Borrower further waives any right it may have to require the Bank to provide a bond or other security as a precondition to or in connection with any prejudgment remedy sought by the Bank, and waives any objection to the issuance of such prejudgment remedy based on any offsets, claims, defenses or counterclaims to any action brought by the Bank.

THE BORROWER AND THE BANK MUTUALLY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS NOTE OR ANY RELATED AGREEMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY, INCLUDING, WITHOUT LIMITATION, ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS OR ACTIONS OF THE BANK RELATING TO THE ADMINISTRATION OF THE LOAN OR THE ENFORCEMENT OF THE RELATED AGREEMENTS, AND AGREE THAT NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EXCEPT AS PROHIBITED BY LAW, THE BORROWER HEREBY WAIVES ANY RIGHTS IT MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES. THE BORROWER HEREBY CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE BANK HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE BANK WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER. THIS WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR THE BANK TO ACCEPT THIS AGREEMENT AND ESTABLISH THE CREDIT AGREEMENT AND LOAN.

This Note, the Loan Agreement and the rights and obligations of the parties hereunder and thereunder shall be construed and interpreted in accordance with the laws of State of New Hampshire (excluding the laws applicable to conflicts or choice of law). The Borrower agrees that the execution of this Note, the Loan Agreement and the performance of the Borrower’s obligations hereunder and thereunder shall be deemed to have a situs inthe State of New Hampshire, and the Borrower shall be subject to the personal jurisdiction of the courts of the State of New Hampshire with respect to any action the Bank or its successors or assigns may commence hereunder or thereunder. Accordingly, the Borrower hereby specifically and irrevocably consents to the jurisdiction of the courts of the State of New Hampshire with respect to all matters concerning this Note, the Credit Agreement, the Related Agreements, or the enforcement of any of the foregoing.

This Note shall bind the successors and assigns of the Borrower and shall inure to the benefit of the Bank, its successors and assigns.

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The Borrower has read all of the terms and conditions of this Note and acknowledges receipt of an exact copy of it.

Signed as an instrument under seal as of the date first written above.

WITNESS:	BORROWER:

Brookstone Company, Inc.

By:
	Name:	Philip W. Roizin
	Title:	Executive Vice President